EMPLOYMENT AGREEMENT

                          GUARDIAN INTERNATIONAL, INC.


         This Employment Agreement ("Agreement") is made and entered into on the 7th day of May, 1997, but made effective as of May 1, 1997, by and between GUARDIAN INTERNATIONAL, INC., a Nevada corporation, hereinafter referred to as the "Company", and TERRY E. AKINS, hereinafter referred to as "Executive".

                              W I T N E S S E T H:

         WHEREAS, the Company and Executive desire to set forth their agreement and understanding regarding the employment of the Executive by the Company;

         NOW THEREFORE, for Ten ($10.00) Dollars and other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged, the parties each intended to be legally bound hereby do agree as follows, to wit:

         1. RECITATIONS. The recitations set forth in the preamble of this Agreement are true and correct and are incorporated herein by this reference.

         2. EMPLOYMENT.

                  (a) In exchange for the compensation hereinafter provided for, Company hereby employs Executive to render the "Executive Duties" (as hereinafter defined) and Executive hereby accepts such employment upon the terms and conditions hereinafter set forth.

                  (b) The Executive affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Executive's acceptance of employment hereunder with the Company, the employment of the Executive by the Company, or the Executive's undertakings under this Agreement.

         3. EXECUTIVE DUTIES.

                  (a) For purposes of this Agreement, "Executive Duties" shall mean serving the Company as its Chief Operating Officer - Vice President of Acquisitions faithfully and diligently, and performing, from time to time, such additional duties as Company shall request. Executive shall devote full working time and attention to the performance of the Executive Duties, which Executive Duties shall include, but not be limited to, those duties more specifically set forth on EXHIBIT "A" attached hereto and made a part hereof.

                  (b) Executive shall at all times discharge his Executive Duties in a competent and professional manner, and in the best interest of the Company.

         4. TERM. Subject to the provisions for termination hereafter set forth, the initial term of this Agreement shall commence simultaneous with the execution of this Agreement ("Commencement Date") and shall continue thereafter for a term of forty-eight (48) consecutive calendar months ("Term").

         5. COMPENSATION.

                  (a) SALARY. In exchange for the performance of the Executive Duties hereunder, Company shall pay to Executive an annual gross salary ("Salary") equal to One Hundred Fifty Thousand Dollars ($150,000.00) for the Term. Salary shall be paid by Company in accordance with Company's regular payroll practices.

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                  (b) ADDITIONAL COMPENSATION. In addition to the Salary, in the event the Company consummates an acquisition of monitoring accounts, which acquisition was procured and organized solely from Executive's efforts, as reasonably determined by the Company, the Company shall pay Executive additional compensation ("Additional Compensation") as follows:

                           (i) if payment for the acquisition is based on a
multiple equal to or less than twenty-seven (27) times "MRI" (as hereinafter defined), then the Company shall pay to Executive a sum equal to two (2) times the MRI acquired in such acquisition, subject to any adjustments as hereinafter provided.

                           (ii) if payment for the acquisition is based on a
multiple greater than twenty-seven (27) times MRI, then the Company shall pay to Executive a sum equal to one (1) times the MRI acquired in such acquisition, subject to any adjustments hereinafter provided.

                  In calculating the Additional Compensation, to the extent there is a "holdback" or "reserve" of a percentage of the purchase price to be paid by the Company for the accounts being acquired, the MRI upon which the Additional Compensation will be based shall be reduced by the percentage that such "holdback" or "reserve" bears to the total purchase price for the acquisition. The amount of Additional Compensation held back pursuant to the foregoing sentence shall be paid to Executive only if, when and as to the extent that the purchase price "holdback" or "reserve" is paid by the Company.

                  The payment of the Additional Compensation, except for the compensation held back pursuant to the foregoing paragraph, shall be made by the Company to Executive at the closing of the subject acquisition, or within ten
(10) days thereof.

                  (c) OTHER BENEFITS. During the Term, the Executive shall:

                           (i) be eligible to participate in employee fringe
benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

                           (ii) be eligible to participate in any medical and
health plans or other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

                           (iii) be eligible for consideration by the Board of
Directors for awards of stock options under any stock option plan which may be established by the Company for its key employees, the amount, if any, of shares for which options may be granted to Executive to be in the sole discretion of the Board of Directors;

                           (iv) be entitled to sick leave, sick pay and
disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time;

                           (v) be entitled to reimbursement for all reasonable
and necessary out-of-pocket business expenses, including, cellular phone expenses, incurred by the Executive in the performance of his duties hereunder, provided that such expenses are itemized and presented to the Company in accordance with its general policies relating to reimbursement of employee business expenses; and

                           (vi) be entitled to a Company automobile.

                  (d) VACATION. Executive shall be entitled to four (4) weeks annually of paid vacation time during the Term to be taken at such times as shall be mutually agreed upon between Executive and Company. The unused portion of any vacation time within each year of the Term may not be carried over into the subsequent year, and if not taken within the applicable year in which it was earned, such vacation time shall lapse.

                  (e) WITHHOLDING, ETC. Company shall be entitled to deduct or withhold from all compensation payable hereunder all amounts required to be deducted or withheld from compensation pursuant to state or federal law, or as otherwise permitted hereunder.

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         6. TERMINATION.

                  (a) BY COMPANY - FOR CAUSE. The Company shall have the right to terminate the employment of Executive for cause immediately upon written notice to Executive. For purposes of this Agreement, "cause" shall mean the occurrence of any of the following:

                           (i) Executive's failure, within thirty (30) days
after written notice from the Company, to cure any material breach of the Executive Duties or his other obligations under this Agreement or to correct any act, omission or behavior that the Company reasonably believes has had or may have a material adverse effect on its business or reputation;

                           (ii) Executive's death or Disability (as hereinafter
defined). For purposes of this Agreement, Disability shall mean the Executive's inability or failure, as a result of an incapacitating physical or mental condition, to perform the Executive Duties as required herein for a period of at least ninety (90) consecutive days. If there is any dispute as to whether Executive suffered a Disability, Executive shall submit to examination by a physician designated by the Company, whose determination shall be determinative of the issue. In the event Executive dies or suffers a Disability during the Term, Company shall pay to Executive's estate or Executive, as applicable, a severance payment in an amount equal to Seventy Five Thousand Dollars ($75,000.00), which amount may be paid, at the Company's option, in a lump sum or in equal installments over a six (6) month period following the termination of Executive's employment as a result of his death or Disability, in which case the severance payment shall be paid in accordance with the Company's regular payroll practices. In addition, Executive or Executive's immediate family shall be entitled to receive the same medical/health care coverage benefits received immediately prior to termination of this Agreement for a period of twelve (12) months following the termination of Executive's employment as a result of his death or Disability. In addition, Executive or his estate shall be entitled to receive any Salary earned by Executive through the date of termination of his employment as a result of his death or Disability and remaining unpaid ;

                           (iii) Executive's commission of any act of corporate
theft, misappropriation of funds, breach of duty as an officer of Company or other intentional harm against or to Company; or

                           (iv) Executive's conviction of or pleading nolo
contendere to any felony.

                  (b) BY COMPANY OR EXECUTIVE - WITHOUT CAUSE. Either party may terminate Executive's employment hereunder without cause, upon thirty (30) days prior written notice to the other party hereto.

                  (c) EFFECT OF TERMINATION PURSUANT TO SUBPARAGRAPH 6(B) . In the event the Company terminates Executive's employment hereunder pursuant to subparagraph 6(b) hereof: (i) Executive agrees to continue to perform his duties hereunder through the date of termination of his employment, if requested to do so by the Company; (ii) Executive shall also be entitled to receive a severance payment equal to the aggregate of Executive's then current annual Salary for the remainder of the Term, which amount may be paid, at the Company's option, in a lump sum or over the remainder of the Term in accordance with the Company's regular payroll practices. In the event the Company decides to pay the foregoing severance payment in a lump sum, such aggregate amount shall be discounted to present value at an interest rate of two percent (2%) per annum over the prime rate of interest as announced from time to time by Barnett Banks, Inc. In the event Barnett Banks, Inc. fails to announce a prime interest rate, then the Company shall select the prime interest rate announced by a comparable financial institution in order to determine the actual rate to use in discounting the lump sum payment payable to Executive; and (iii) Executive shall be entitled to receive the same medical/health care coverage benefits received immediately prior to termination of this Agreement so long as Executive is receiving the severance payments described in this subparagraph.

         7. NONSOLICITATION; COVENANT AGAINST INTERFERENCE; NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

                  (a) Executive hereby acknowledges and agrees that the Company will suffer irreparable injury if Executive solicits or interferes with the Company. As a material inducement to the Company to engage or employ Executive or to continue such engagement or employment beyond the date hereof, Executive hereby covenants and agrees that beginning on the date of this Agreement and continuing until twenty three (23) months following the date of the termination or expiration of Executive's employment or engagement with the Company (whether with or without cause), Executive shall not, directly or indirectly:

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                           (i) solicit or counsel any third person or business
entity that Executive knows or should know is or was (within the previous five years) a customer of the Company (or affiliated companies), regardless of such person's or entity's location, and regardless of whether such third person or business entity has terminated any business relationship with the Company or commenced a similar business relationship with any other individual or business entity;

                           (ii) accept, with or without solicitation, business
from any third person or business entity that Executive knows or should know is or was (within the previous five years) a customer of Buyer (or affiliated companies), regardless of such person's or entity's location; or

                           (iii) solicit for employment, employ or otherwise
engage the services of, any employees, affiliates, or agents of the Company, regardless of such person's or entity's location.

         The Executive hereby acknowledges that the foregoing covenant includes and further prohibits any advertising, in all mediums, regarding the Executive's prior affiliation with Alarm Control, Inc. The parties hereby agree that this covenant shall not preclude Executive from engaging in any form of advertising, provided however, Covenantors are strictly prohibited from soliciting or signing a contact with any current or former customer [within the previous five (5) years].

         In addition, for purposes of this Agreement, solicitation of a client or account by Executive shall be presumed in the event that Executive or any business with which Executive is affiliated, directly or indirectly, has any contact or communication whatsoever with two or more clients or accounts of the Company, its successors or assigns at any time subsequent to the termination or expiration of Executive's employment or engagement with the Company. The foregoing shall not limit the manner in which the Company may prove solicitation by Executive.

                  (b) CONFIDENTIAL INFORMATION. Executive hereby acknowledges that Executive has had access to, used, acquired and added to, and will or may be making use of, acquiring and adding to confidential information of a special and unique nature and value to the Company, including, but not limited to, the operation of the Company's business, the identity of the Company's customers and suppliers, the prices paid by the Company, its business practices, pricing structure, methods and operations, marketing strategies and expansion plans, the Company's contracts, business records and other records, the Company's trade secrets, inventions, recipes, techniques used in the Company's business, know-how and technologies, whether or not patentable, and other similar information relating to the Company and the Company's business (all the foregoing, regardless of whether same was known to Executive prior to the date hereof or is or becomes known to third parties, is hereinafter referred to collectively as "Confidential Information"). Executive further acknowledges and agrees that all Confidential Information is the exclusive property of the Company, is material and confidential, and greatly affects the goodwill and effective and successful conduct of the business of the Company. Accordingly, as a material inducement to the Company to engage or employ Executive, or to continue such engagement or employment beyond the date hereof, Executive hereby covenants and agrees that Executive will use the Confidential Information only for the benefit of the Company and shall not at any time, directly or indirectly, either during the term of this Agreement or at any time afterward, divulge, reveal or communicate any Confidential Information under any circumstances whatsoever, except as compelled by applicable law, or use any Confidential Information for Executive's own benefit or for the benefit of others. Upon termination of Executive's employment or engagement, Executive shall promptly account for and deliver to the Company all Confidential Information and copies of Confidential Information in Executive's possession or control. Notwithstanding the foregoing, from and after a date which is six (6) years following the Commencement Date, Executive shall be entitled to use information that he has learned and acquired as a result of being in the burglar alarm business for many years for his benefit; provided; however, at no time shall Executive ever be able to use, divulge, reveal or communicate, directly or indirectly, any Confidential Information that Executive learned or acquired from, or that belongs to, the Company or the Company's business.

                  (c) Executive agrees that irreparable injury to the Company would result from a breach or threatened breach by the Executive of any of the covenants or agreements set forth in Sections 7 (a) and (b) hereof, that there is not an adequate remedy at law to protect the Company from any such breach or threatened breach, and that a permanent injunction is an appropriate remedy for such a breach or threatened breach. The remedy of injunction shall be in addition to and not in limitation of any other rights or remedies to which the Company is or may be entitled at law or in equity. The Executive and the Company further agree that in the event either of them incurs any fees or costs in order to enforce the provisions of Sections 7 (a) and (b) hereof and such party prevails in such enforcement, the non-prevailing party shall pay all fees and costs so incurred by the prevailing party, including, but not limited to, reasonable attorneys' and paralegals' fees at all trial and appellate levels.

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                  (d) Executive hereby acknowledges the existence of the
following legitimate business interests of the Company: (i) valuable confidential business information relating to and associated with the Company and the Company's Business; (ii) substantial relationships with prospective or existing customers; and (iii) customer goodwill associated with the Company and the Company's Business and the specific geographic location in which the Company operates its business. Employee further acknowledges that he has carefully read and considered the covenants contained in this Section 7 and, having done so, upon advice of legal counsel, agrees that the restrictions set forth herein are fair and reasonable and are reasonably necessary and justified for the protection of the legitimate business interests of the Company, including, without limitation, the protection of the Company's legitimate business interests set forth in the preceding sentence. It is the belief of the parties that the best protection which can be given to the Company which does not in any way infringe on the rights of Executive to conduct any business (not otherwise in violation of the covenants in this Section 7) is to provide for the restrictions described above. Executive acknowledges that his ability to find gainful work in his field will not be significantly impaired by their compliance with said restrictions. In the event any of such restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable, judicially enforceable limitation in place of any limitation deemed unenforceable and, as so modified, this covenant shall be as fully enforceable as if it had been set forth herein by the parties hereto. In determining this limitation, it is the intent of the parties that the court recognize that the parties hereto desire that the covenants in this Section 7 be imposed and maintained to the maximum lawful extent.

                  (e) SURVIVAL. The provisions of this Agreement shall survive the termination or expiration of Executive's employment with Company.

         8. MISCELLANEOUS.

                  (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior and contemporaneous agreements, understandings and promises, whether oral or written, expressed or implied.

                  (b) NOTICES. Any notices provided for by this Agreement shall be in writing and shall be deemed duly given upon hand delivery thereof or upon the first business day after mailing by United States registered or certified mail, postage prepaid at the following addresses:

                  Company:      Guardian International, Inc.
                                3880 N. 28th Terrace
                                Hollywood, Florida 33020
                                Facsimile: (954)926-1822
                                Attn: Richard Ginsburg, President

                  Executive:    Terry E. Akins
                                6065 N.W. 167th Street, Suite B-15
                                Miami Lakes, Florida 33015

unless the address is changed by the party by like notice to the other. Notwithstanding the foregoing, notice, requests, or demands, or other types of communications may be sent by facsimile, federal express or other method of delivery, but shall be deemed to have been given only when received.

                  (c) HEADINGS; GENDER AND USE OF SINGULAR AND PLURAL. The defined terms and paragraph and section titles used herein are for convenience of reference only and shall not be used in interpreting this Agreement. When applicable, the use of the singular form of any work shall mean or apply to the plural, and the masculine, feminine, or neuter form shall mean and apply to the masculine, feminine, or neuter form as the case may be.

                  (d) GOVERNING LAW. This Agreement shall be construed, interpreted and enforced under and in accordance with the laws of the State of Florida (notwithstanding any conflict of laws provisions of the State of Florida) and venue with respect to any proceeding arising between the parties in any matter pertaining to or arising under this Agreement shall be held in Broward County, Florida.

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                  (e) NO WAIVER. The failure of Company in any instance to
insist upon a strict performance of the terms of this Agreement or to exercise any option herein, shall not be construed as a waiver or a relinquishment for the future of such term or option, but that the same shall continue in full force and effect. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

                  (f) BINDING EFFECT. The terms and provisions of this Agreement shall be binding upon the parties hereto, their legal representatives, successors and assigns.

                  (g) AMENDMENT. The parties hereby irrevocably agree that no attempted amendment, modification, termination, discharge or change (collectively, "Amendment") of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such Amendment.

                  (h) SEVERABILITY. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid or unreasonable by any competent court, this contract shall be interpreted as if such invalid agreement or covenants were contained herein.

                  (i) NO ASSIGNMENT. All rights and obligations of the Executive hereunder are personal and nonassignable without the express written consent of Company.

         IN WITNESS WHEREOF, this Agreement has been executed on the date first written above.

SIGNED, SEALED AND DELIVERED
IN THE PRESENCE OF:                  EMPLOYER:

                                     GUARDIAN INTERNATIONAL, INC.,
                                     a Florida corporation


/s/ Mortimer Kass                    By: /s/ Richard Ginsburg
-----------------------                --------------------------------------
PRINT NAME: Mortimer Kass              Richard Ginsburg, President

/s/ David Kahan
-----------------------
PRINT NAME: David Kahan


                                     EMPLOYEE:

/s/ Mortimer Kass                    By: /s/ Terry E. Akins
-----------------------                --------------------------------------
PRINT NAME: Mortimer Kass              Terry E. Akins

/s/ David Kahan
-----------------------
PRINT NAME: David Kahan


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                                   EXHIBIT "A"

                                EXECUTIVE DUTIES




























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DUTIES

INITIAL 3 MONTHS AFTER ASSET PURCHASE OF ALARM CONTROL

Mr. Akins will be required to assist in the assimilation of the approximately 2,200 subscribers into the Guardian accounting and billing system. Key customers need to be identified and contacted. Assurances need to be given that Mr. Akins is a part of the new company and he will be available if needed.

AFTER THE ASSIMILATION STAGE IS OVER

EXECUTIVE VICE PRESIDENT / CHIEF OPERATING OFFICER

MR. AKINS WILL BE EXPECTED TO DO THE FOLLOWING

1) Work directly with the CEO in the ongoing analyzation of the operations of the company including finance, operations, customer service, etc.

2) Identify and negotiate potential acquisition candidates or dealer acquisition candidates. Including:

/bullet/ Solicitation of potential candidates through Mr. Akins contacts /bullet/ Respond to advertisement leads for Acquisition / Dealer inquiries /bullet/ Attend Industry trade show and represent the company

3) Assist in organization ongoing EXECUTIVE management of the following:

/bullet/ South Dade branch office
/bullet/ Hollywood based service dispatch center
/bullet/ Hollywood and Dade county based installation department
/bullet/ South Dade Sales team

4) Miscellaneous

/bullet/ Company liaison with various industry associations
/bullet/ Possible attendnace of investor conferences and ongoing tours of company for interested investors / shareowners.

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